EXHIBIT 3.1

AMENDMENT NUMBER TWO
TO
ARTICLES OF AMENDMENT AND RESTATEMENT
ASHFORD HOSPITALITY TRUST, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Maryland, DOES HEREBY CERTIFY to the State Department of Assessments and Taxation of Maryland that:
FIRST: The Articles of Amendment and Restatement of the Corporation, as amended by Amendment Number One to Articles of Amendment and Restatement, are amended to delete Article V, Section 1 and insert in its place the following (the “Amendment”):
Section 1. Number of Authorized Shares. The Corporation is authorized to issue an aggregate of 450,000,000 shares of stock (the “Capital Stock”), consisting of (a) 400,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”) and (b) 50,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”). The aggregate par value of all of the shares of all of the classes of stock of the Corporation is $4,500,000. The Board of Directors by resolution may classify or reclassify any unissued shares of the Common Stock or the Preferred Stock by setting or changing in any one or more respects, from time to time before issuance of such shares, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares.
SECOND:
(a)Immediately prior to the Amendment, the Corporation had authorized an aggregate of 250,000,000 shares of stock (the “Capital Stock”), consisting of (i) 200,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”) and (ii) 50,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”).
(b)Immediately following the Amendment, the Corporation had authorized 450,000,000 shares of Capital Stock, consisting of 400,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock.
(c)Prior to the Amendment, the aggregate par value of all classes of Capital Stock was $2,500,000. Following the Amendment, the aggregate par value of all classes of Capital Stock was $4,500,000.
(d)The description of each class of Capital Stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, was not changed by the Amendment.

THIRD: The foregoing Amendment has been advised by the Board of Directors and approved by the stockholders of the Corporation.
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IN WITNESS WHEREOF, on this 16th day of May, 2017, the Corporation has caused this Amendment to the Articles of Amendment and Restatement of the Corporation to be executed and acknowledged in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary; and the President and Chief Executive Officer acknowledges that these Articles of Amendment of Articles of Incorporation are the act of the Corporation, and the President and Chief Executive Officer further acknowledges that, as to all matters or facts set forth herein that are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

By:    /s/ Douglas A. Kessler
Douglas A. Kessler
President and Chief Executive Officer

ATTEST:
By:    /s/ David A. Brooks
David A. Brooks, Secretary